Exhibit 10.80

PURCHASE AND SALE AGREEMENT
Project Cardinal/Blue Jay – Petersen Portfolio

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 24th day of July, 2018 (the “Effective Date”), by and between (i) GAHC4 Songbird SNF Portfolio, LLC, a Delaware limited liability company (“Buyer”), (ii) the parties listed as “Seller” on Schedule 1 attached hereto (each being referred to as a “Seller”, and two or more Seller parties being referred to as “Seller” or “Sellers”, as applicable), (iii) the parties listed as “Current Operator” on Schedule 1 attached hereto (each being referred to as a “Current Operator”, and two or more Current Operator parties being referred to as “Current Operator” or “Current Operators”, as applicable); (iv) POP, LLC, an Illinois limited liability company, an affiliate of Seller and Current Operator (“Tenant”); and (v) Mark B. Petersen, the indirect owner of Sellers, Current Operators and Tenant (“Guarantor”). As used herein, the terms “Seller Party” and “Seller Parties” shall refer to one or more Sellers and Current Operators, as the context requires.
RECITALS
A.    Each Seller is the owner of the real property listed on Schedule 1 adjacent to the name of that Seller, the legal description of each property stated on Exhibit A, together with the Other Property Rights (defined below) associated therewith and the Improvements (defined below) constructed thereon. For drafting convenience, Schedule 1 establishes for each property a name for that property (e.g. “Sullivan”), which name is intended to refer to all of the Property (defined below) with respect thereto. Each Current Operator is the current licensed operator of the Facility (as defined below) listed on Schedule 1 adjacent to the name of that Current Operator and the owner of the Operating Asset (as defined below) relating to the Facility it operates.
B.    Each Seller desires to sell the Property, and Buyer desires to purchase the same from Seller, on and subject to the terms and conditions set forth in this Agreement. Each Current Operator desires to sell the Operating Assets owned by it, and Buyer desires to purchase the same from Seller, on and subject to the terms and conditions set forth in this Agreement.
E.    Effective as of Closing, each Current Operator intends to transfer to Tenant at Closing the licensed operation of the Facility it operates such that Tenant will be the sole licensed operator of all of the Facilities, and in connection therewith, each Current Operator intends to transfer to Tenant at Closing certain property and rights owned by them and used in connection with the operation of the Facilities (collectively, the “Operations Transfer”) pursuant to that certain Operations Transfer Agreement dated as of the Closing Date, by and between each Current Operator and Tenant (the “Operations Transfer Agreement”).
D.    Guarantor is an affiliate of Seller, Current Operator and Tenant and will receive substantial benefit from the Closing of the transaction contemplated herein.
AGREEMENT
FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND

SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
Section 1.Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Broker” shall mean Institutional Property Advisors acting solely as Seller’s agent.
(b)    “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Illinois are authorized or required by Law to be closed for business (including Holidays (as defined below)).
(c)    “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur on the Closing Date (defined below), subject to extension as expressly set forth in this Agreement. The Closing shall be held through the mail and/or electronic mail by delivery of the closing documents and other items required for Closing to the Title Company (defined below) on or prior to the Closing Date, or to such other place or manner as the parties hereto may mutually agree. Title Company shall be permitted to complete Closing based upon receipt of electronic copies of closing documents, provided that the party delivering such electronic copy agrees in writing to provide originals within one (1) Business Day following the Closing Date.
(d)    “Closing Date” shall mean the day that is thirty (30) days after expiration of the Due Diligence Period (as defined herein), subject to the satisfaction (or waiver) of the conditions to Closing set forth in Section 13 or Section 14 or as promptly as possible thereafter once such conditions to Closing have been satisfied or waived.
(e)    “Deposit” shall mean Three Million and No/100 Dollars ($3,000,000.00) (together with all interest accrued thereon). Buyer shall deliver the Deposit into escrow with Title Company within three (3) Business Days after the execution and delivery to both parties of this Agreement. The Deposit shall be applied as part payment of the Purchase Price at Closing, or disbursed as agreed upon in accordance with the terms of this Agreement. Upon the expiration of the Due Diligence Period, all monies on deposit shall become nonrefundable, except for the failure of a condition precedent to Buyer’s obligation to Closing, or as otherwise set forth herein.
(f)    “Due Diligence Period” shall mean the period commencing on the Effective Date of this Agreement and ending on the forty-second (42nd) day following the later of (i) the date on which a fully executed original of this Agreement is delivered to Buyer or (ii) the date on which all of the Primary Diligence Materials (as hereinafter defined) are delivered to Buyer, or uploaded to an internet based data room to which Buyer and its designated representatives have access as of the date of such upload. Promptly following Buyer’s receipt of Seller’s written request, Buyer will either (i) confirm in writing the receipt (or the uploading to the data room) of all of the Primary Diligence Materials, or (ii) identify in writing the Primary Diligence Materials not received or so uploaded.

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(g)    “Master Lease” shall mean a Master Lease to be entered into between Buyer (or the affiliated assignees of Buyer formed for the purpose of acquiring title to the Real Property, as permitted by the terms of this Agreement) and Tenant (defined below) on the Closing Date, the agreed-upon form of which is attached hereto as Exhibit F, pursuant to which Tenant will occupy the Real Property and operate the Property for the permitted use stated therein. Certain provisions and Exhibits of said form of Master Lease (including the exhibits attaching the form of Master Lease Guaranty and a form of Management Agreement approved by Landlord) are identified as being subject to further negotiation and agreement by Seller and Buyer acknowledge remain to be finalized (collectively, the “Open Lease Terms”), and the parties agree to negotiate agreement regarding these open items promptly and in good faith. If as of the third (3rd) Business Day preceding the last day of the Due Diligence Period Seller and Buyer have not agreed in writing to the resolution of the Open Lease Terms, the Seller shall have the right to terminate this Agreement by delivering written notice to Buyer before the end of the Due Diligence Period, where upon the Deposit shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void.
(h)    “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, is a material adverse change in, or a material adverse effect upon, in the aggregate, any of the financial condition, operations, business or properties of Seller Parties or Tenant which is reasonably likely to result in the inability of (A) Seller to perform its obligations under this Agreement, and/or (B) Tenant to execute and/or perform its obligations under the Master Lease; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account determining whether there has been or will be, a Material Adverse Effect, unless the same prevents the completion of Closing or the operation of the Facilities: any adverse event, change or effect attributable to (a) the announcement or pendency of the transactions contemplated by this Agreement (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators) and any event, change or effect to the extent arising from or relating to the identity of Buyer, (b) conditions affecting the industry in which the Seller participates, the U.S. economy as a whole, general regulatory or political conditions in the United States, the capital markets in general (including financial, credit and securities markets) or the markets in which the Seller operates, (c) any change in applicable Law (defined below) or the interpretation thereof, (d) actions required to be taken under applicable Law, (e) any change in accounting requirements or principles, (f) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States, or any acts of God, natural disasters, earthquakes, tornadoes or hurricanes, and (g) any matter set forth in the Schedules attached hereto as of the date hereof. Buyer acknowledges that there may be a disruption to the Seller’s business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Property and the Operating Assets or the announcement of Seller of its intention to sell the Property and the Operating Assets, and the

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consummation of the transactions set forth in this Agreement, and Buyer agrees that such disruptions do not and shall not constitute a Material Adverse Effect.
(i)    “Operating Assets” shall mean all of the following:
(i)    all right, title and interest of Current Operator in and to the Property Diligence Materials owned by Current Operator, if any; and
(ii)    all right, title and interest of Current Operator in and to the following intangible property owned by Current Operator and used in connection with the occupancy and operation of the Facilities to the extent assignable: all certificates of occupancy, permits, licenses and certificates (if any) unrelated to Current Operator’s specific status as a licensed operator of the Facilities; all certificates of need, bed rights and other similar entitlements to the extent the same have not merged into a Current Operator’s license (collectively, the “Operator Intangible Property”).
(j)    “Other Property Rights” shall mean all gores, strips, easements, licenses, rights tenements, hereditaments, privileges and appurtenances relating to the Real Property (defined below), and all of Seller’s right, title and interest (whether existing now or hereinafter acquired) in and to any adjacent or abutting lands lying in the beds of streets or roads, whether open, proposed or vacated.
(k)    “Property” shall mean all of the following:
(i)    each parcel of land described on Exhibit A, together with the Other Property Rights with respect to each (collectively, the “Land”);
(ii)    all buildings, facilities and other improvements located on the Land, including, without limitation, all fixtures, fittings and components thereof (such as any and all elevators, partitions, ducts, motors, compressors, and the heating, ventilating, air conditioning, plumbing, sprinkling, drainage, lighting, gas, electrical and all other systems located therein) (collectively, the “Improvements”, and together with the Land, the “Real Property”);
(iii)    all right, title and interest of Seller, if any, to any unpaid award for (A) any taking or condemnation of the Real Property or any portion thereof, or (B) any damage to the Real Property by reason of a change of grade of any street or highway;
(iv)    all right, title and interest of Seller in and to the Property Diligence Materials owned by Seller;
(v)    all right, title and interest of Seller in and to all certificates of occupancy, certificates of need or similar bed rights (to the extent owned by Seller and assignable, and to the extent the same have not merged into a Current Operator’s license), permits, licenses and certificates and other entitlements otherwise required by a landlord for the lease to a tenant of the operation of the business and delivery of healthcare services at the Real

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Property; and all warranties, guaranties and other assurances of performance pertaining to the Real Property (collectively, the “Intangible Property”); and
(vi)    all right, title and interest of Seller in and to all tangible personal property owned by Seller and used in connection with the Property (the “Tangible Personal Property”). Tangible Property shall not include any diagnostic medical equipment, machinery, vehicles, computer hardware or software, or supplies and inventory owned by Seller or any Operating Asset.
(l)    “Purchase Price” shall mean the sum of Seventy-Eight Million Five Hundred Thousand and 00/100 Dollars ($78,500,000.00). The Purchase Price shall be allocated among the Properties as set forth on Schedule 1 attached hereto solely for the purpose of determining realty transfer tax payable at Closing and certain other Closing costs and expenses agreed upon the Parties applicable to each Property. Seller Parties and Buyer agree to file federal, state and local returns based on each party’s own determination of the allocation of the Purchase Price, each bearing its own consequences of any discrepancies.
(m)    “Tenant” shall mean the single, special purpose entity formed to be the tenant under the Master Lease.
(n)    “Title Company” shall mean the Dallas, TX office of Chicago Title Insurance Company, whose notice address shall be as follows, except as may be changed pursuant to the Notice section herein:
Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, TX 75201
Attn: Shannon Bright,
Commercial Escrow Officer
Tel. No.: 214-965-1719
e-mail: brights@CTT.com
(o)    “Seller’s Notice Address”, which shall apply for all Seller Parties, Tenant and Guarantor, shall be as follows, except as same may be changed pursuant to the Notice section herein:
830 West Trailcreek Drive
                Peoria, Illinois 61614
Attn.: Marikay L. Snyder, Esq.
Tel. No.: (309) 689-5880
                Email: msnyder@petersenhealthcare.net

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(p)    “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn.: Stefan Oh
Email: soh@ahinvestors.com

With a required copy to:
Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA 30363
Fax No.: 404-873-8101
Email: steven.kaye@agg.com
Section 2.    Proration of Expenses and Payment of Costs and Recording Fees. Seller Parties, Tenant and Buyer agree that all income, revenue and expenses of the Property shall be prorated on a calendar-year basis as of the date of Closing, such that Seller Parties receive the income and revenue from and is responsible for the expenses of the Property up to and including the day preceding the Closing Date, and Buyer receives the income and revenue from and is responsible for the expenses of the Property on and after the Closing Date, including without limitation all utility charges, real estate taxes, assessments, however Buyer’s obligation to pay its share of such amounts shall be subject to the obligation of Tenant to pay same pursuant to the terms of the Master Lease, and Buyer shall have no obligation to pay a Seller Party or any other party any amount that is the obligation of Tenant under the Master Lease from and after Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year, Seller Parties and Tenant promptly shall adjust the proration of such taxes and special assessments as provided in the Operations Transfer Agreement, and Seller Parties or Tenant, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed(s) delivered hereunder but shall survive the Closing. Seller Parties shall be responsible for the payment of all municipal license taxes payable during the calendar year in which the Closing occurs and corresponding to any period prior to the Closing Date, and the Master Lease shall require that Tenant pay all such amounts from and after the Closing Date. Seller shall pay all fees (including defeasance fees), charges and expenses imposed or assessed in connection with the payoff or prepayment of all loans secured by a mortgage or deed of trust encumbering the Property. The premium and related charges for an owner’s title insurance policy to be issued to Buyer shall be paid by Seller. The premium and related charges for a lender’s title insurance policy, together with any endorsements to the owner’s title insurance policy and lender’s title

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insurance policy, shall be paid by Buyer. The recording fees necessary to record the deed(s) at the register of deeds office where each Property is located shall be paid by Buyer. The transfer tax, documentary stamp tax, and/or excise tax, if any, payable in connection with the recoding of the deeds shall be paid by Seller. Buyer shall be responsible for the cost of its own surveys (including the cost, if any, of any update to Seller’s existing survey requested by Buyer), Phase 1 environmental studies and due diligence investigations. Seller Parties, Tenant, Guarantor and Buyer shall be responsible for their own attorney’s fees. Seller and Buyer each shall pay one-half of all escrow and closing fees charged by the Title Company.
Section 3.    Sale of Property. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement. Current Operators hereby agree to sell, transfer and convey the Operating Assets to Buyer, and Buyer hereby agrees to purchase and accept the Operating Assets from Current Operator, on and subject to the other terms and conditions set forth in this Agreement.
Section 4.    Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller as consideration for the purchase of the Property and the Operating Assets, subject to the credit for the Deposit, and further subject to the Closing adjustments expressly allocated under the terms of this Agreement, in accordance with all the terms and conditions of this Agreement. Buyer shall pay the Purchase Price by wire transfer of immediately available federal funds to the Title Company on the Closing Date, and Title Company shall disburse all funds it receives from the parties in connection with the Closing.
Section 5.    Title. At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Real Property by special warranty deed free and clear of all liens, defects of title, conditions, easements, restrictions, and encumbrances of record except for (i) liens for taxes for the current year and subsequent years not yet due and payable or taxes being contested in good faith by appropriate procedures (subject to apportionment as provided elsewhere in this Agreement); (ii) existing zoning laws, ordinances and regulations and other laws, ordinances and regulations respecting the use, occupancy and operation of the Property; (iii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (iv)  other conditions, easements, restrictions, and encumbrances of record and exceptions set forth in the Title Report (as defined below) or on a survey of the Property, or as identified by Buyer as an Objection (as defined in Section 6(a)) and which Seller does not agree to cure under Section 6(a) herein and in which Buyer waives as an Objection pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”). At Closing, Current Operators agree to convey to Buyer title to the Operating Assets free and clear of all liens, defects of title, conditions, restrictions, and encumbrances except for Permitted Exceptions; provided, however, with respect to any Permitted Exceptions under (iii) above, Seller agrees to indemnify Buyer for any losses incurred with respect to same, and the same shall become an obligation of Tenant under the Master Lease.
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall order a title report or commitment for title

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insurance (the “Title Report”) from the Title Company promptly after the Effective Date. Seller shall deliver a copy of its most recent ALTA survey (which shall be certified), within three (3) Business Days after the Effective Date, which Buyer shall have the right to have updated and revised to incorporate Buyer’s survey requirements. Before the expiration of the Due Diligence Period, Buyer may furnish to Seller a copy of Buyer’s Title Report and survey, together with a statement specifying any defects in condition of title to the Property and Operating Assets required by this Agreement (the “Objections”). Seller Parties shall notify Buyer within ten (10) days after receipt of the Objections whether they will cure the Objections. If Seller Parties do not respond within said ten (10) day period, they shall be deemed to have elected to cure the Objections. If Seller Parties do not agree (or is deemed to not agree) to cure the Objections, Buyer shall have the right, by notice given to Seller Parties and Title Company within ten (10) days after receipt of Seller Parties’ notice (or within ten (10) days of the expiration of Seller Parties’ ten (10) day response period, if Seller Party does not respond), either to (a) waive the Objections and close title without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Deposit. If Buyer fails to deliver the Objections to Seller Parties within the Due Diligence Period, then Buyer shall be deemed to have elected to waive its right to make Objections. If Buyer elects to terminate this Agreement by notice or is deemed to have terminated this Agreement, the Deposit shall be immediately returned to Buyer, and upon such return, except as expressly provided herein, this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. Notwithstanding the foregoing, Seller shall be solely responsible for the payment or other satisfaction and discharge of record at or before the Closing of all liens and encumbrances against the Property and objected to by Buyer which can be removed by the payment of a fixed and ascertainable sum of money. If Seller fails or refuses to cure monetary liens or encumbrances against the Property, at Buyer’s written direction, Title Company shall satisfy such monetary liens or encumbrances by paying same from the Purchase Price received from or on behalf of Buyer.
Notwithstanding any provision of this Agreement to the contrary, following the Effective Date of this Agreement, Seller Party shall not create, place, grant, convey, or otherwise voluntarily cause or otherwise consent to any liens, encumbrances or restrictions affecting the Property or the Operating Assets, or any part thereof, to be created, suffered to be placed or recorded against the title to the Real Property, nor will a Seller Party during said period convey any interest in the Property or the Operating Assets to anyone other than Buyer without Buyer’s prior written consent, which consent Buyer may withhold in its absolute discretion. At Closing, Seller Parties will cause the Real Property and the Operating Assets to be released or otherwise discharged from any lien securing the payment of a sum certain which has been voluntarily created by, or with the consent of, Seller or with Buyer’s consent will bond over said lien to the reasonable satisfaction of Buyer and Title Company sufficient to cause Title Company to insure over said lien.
Any exceptions to title to the Real Property or Operating Assets that arise between the effective date of the title commitment obtained by Buyer and the Closing are referred to herein as “New Defects.” Buyer may notify Seller Parties in writing (the “Gap Notice”) of any New Defect (a) raised by the Title Company between the effective date of the Title Commitment and the Closing (the “Gap”), or (b) not otherwise known to Buyer prior to the

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effective date of the Title Commitment; provided that Buyer must notify Seller Parties in writing of such objection to title within two (2) Business Days of being made aware of the existence of such exceptions. If Buyer sends a Gap Notice, the parties shall have the same rights and obligations with respect to such notice as exist in Section 6(a) of this Agreement with respect to the Objections.
(b)    Examination. Within three (3) Business Days following execution of this Agreement, Seller Parties shall provide to Buyer copies of the documents and materials pertaining to the Property specified on Exhibit B attached hereto to the extent within their possession or readily obtainable by them (the “Primary Diligence Materials”). Additionally, promptly following execution of this Agreement, Seller Parties shall provide to Buyer all of the following to the extent not duplicative of the Primary Diligence Materials (the “Additional Diligence Materials”, together with the Primary Diligence Materials, the “Property Diligence Materials”): and all contracts, subcontracts or agreements affecting the Property (the “Contracts”); title commitment/policy; title exceptions; ALTA survey; site plans and specifications; architectural plans, environmental/hazardous material reports, records, studies, inspections, assessments, investigations, sampling results and analyses; environmental remediation, monitoring and compliance documentation and permits; environmental notices of noncompliance, violation and penalty; environmental corrective action orders and directives, consent orders, settlement agreements, consent agreements and requests for information; public notices and advertisements regarding the presence, release or threat of a release of Hazardous Substances (as such term is defined in Section 11 of this Agreement) at, on, under, to, from or about the Property; all correspondence to or from a third party or a governmental agency regarding a query, any claim or demand related to the environmental condition of the Property or the presence, release or threat of a release of any Hazardous Substances at, on, under, to, from or about the Property; structural reports; soils reports; governmental permits/approvals; zoning information; copies of tax bills; condemnation notices; operating expense information and reports; and utility letters and copies of all correspondence related to the existing leases, plans and specification for the Improvements, and any other documents relating to the Property reasonably requested by Buyer. If such items are not available to or in the possession or control of Seller Parties as of the Effective Date, then they shall provide same to Buyer within three (3) Business Days after acquiring same. All such due diligence items shall be sent to Buyer at the address set forth in Section 1, to the attention of Phil Han, or at the election of Buyer, to an internet-based data room to which Buyer and its representatives have remote access. Additionally, during the term of this Agreement, Buyer, its employees, contractors, agents and designees, shall have the right to enter the Real Property for the purposes of inspecting and testing the Property, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other interviews, investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that any such investigation or inspection shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Seller’s business. Seller agrees to make its personnel reasonably available and to reasonably cooperate with Buyer and the Buyer’s representative’s efforts to conduct such interviews, investigations and inspections. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to

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disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) reasonably likely to result in the loss of attorney-client or other legally-recognized privilege; or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property.
Subject to the policies of insurance Seller Parties and/or any occupant of the Property maintains, Buyer shall indemnify and hold Seller Parties harmless from and against any and all claims or damages to the extent directly resulting from the activities of Buyer on the Property (but not claims or damages arising out of the findings of such activities), and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller Parties shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property.
Notwithstanding any provision of this Agreement or any other agreement to the contrary, Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, whereupon Title Company shall refund the Deposit to Buyer (which obligation and right shall survive such termination), whereupon all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
Section 7.    Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking affecting the Property which would reasonably be expected to materially or adversely affect the ability to operate the Property as currently operated, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property shall be borne by Seller. In the event all or a material portion of any Property is damaged in any casualty or condemned or taken, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) Business Days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Deposit allocated to said Property shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. As used in this Section, the term “material portion” shall mean a casualty the cost of which to repair exceeds $1,000,000, as reasonably determined by an independent insurance adjuster or contractor retained by Buyer, or with respect to a taking results in the diminution of the value of a Facility that exceeds $1,000,000, as reasonably determined by an independent MAI appraiser retained by Buyer. With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller Parties shall assign to Buyer at the Closing the rights of Seller Parties to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or

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does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller Parties shall assign to Buyer at the Closing the rights of Seller Parties to the proceeds under Seller Parties’ insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies. Notwithstanding the foregoing, Tenant shall be fully responsible to repair any damage to the Property caused by a casualty or condemnation occurring prior to Closing, whether or not material for purposes of this Section, and for any claims or obligations regarding the aforesaid as required under the Master Lease, and Buyer shall in no way be required to assume or be deemed to have assumed responsibility for the same, by virtue of the occurrence of the Closing.
Section 8.    Deposit Disbursement. The Deposit shall be held by the Title Company, in trust, and disposed of only in accordance with the following provisions:
(a)    Upon receipt of the Deposit, Title Company shall deliver to Seller and Buyer written notice confirming Title Company’s receipt of the Deposit, the date on which Title Company received the Deposit and that the Deposit has been deposited as required by this Agreement. The Title Company shall invest the Deposit in a money market account reasonably satisfactory to Buyer, and shall promptly provide Buyer and Seller with confirmation of the investments made.
(b)    If the Closing occurs, the Title Company shall deliver the Deposit to Seller at Closing and the same shall be credited against the Purchase Price. If for any reason the Closing does not occur, the Title Company shall deliver the Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, except where this paragraph expressly provides for notice only from Buyer. Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Company for payment of the Deposit, the Title Company shall give written notice to the other party of the Demand within one (1) Business Day after receipt of the Demand. If the Title Company does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice by Title Company, the Title Company is hereby authorized to make the payment set forth in the Demand. If the Title Company does receive such written objection within such period, the Title Company shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court of competent jurisdiction in a final judgment in which all parties have had the opportunity to be heard. Notwithstanding the foregoing provisions of this clause (b), if Buyer delivers a notice to Title Company stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Title Company shall immediately return the Deposit to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller, and Title Company shall do so notwithstanding any objection by Seller.
(c)    The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to

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either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Company’s mistake of law respecting the Title Company scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Company harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Company. The Title Company has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Company has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions of this Section 8.
(d)    Buyer and Seller, together, shall have the right to terminate the appointment of Title Company hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement Title Company, who shall sign a counterpart of this Agreement. Upon demand of such successor Title Company, the Deposit shall be turned over and delivered to such successor Title Company, who shall thereupon be bound by all of the provisions hereof. Title Company may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Buyer, which approval shall not be unreasonably withheld or delayed, or (ii) Title Company shall deposit the Deposit with a court of competent jurisdiction. After such resignation, Title Company shall have no further duties or liability hereunder.
Section 9.    Default
(a)    Buyer Default. If Buyer defaults in the performance of any of its obligations undertaken in this Agreement, and should such default continue for a period of ten (10) Business Days after the date on which Buyer receives Seller Parties’ written notice of default, then Seller Parties shall be entitled, as their sole and exclusive remedy, to be exercised only jointly by them, to either: (i) if Buyer is willing to proceed with Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) terminate this Agreement, in which event Seller shall be entitled to receive all of the Deposit as liquidated damages as and for Seller Parties’ sole and exclusive remedy. Upon such termination, neither Buyer, Seller Parties nor Tenant shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller Parties and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by a Seller Party as a result of having withdrawn the Properties from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Deposit paid in the event Buyer fails to complete Closing. Seller Parties hereby waive any right to recover the balance of the Purchase Price, or

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any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller Parties for any punitive, speculative or consequential damages.
(b)    Seller Default. If a Seller Party, Tenant or Guarantor defaults in the performance of its obligations hereunder, and should such default continue for a period of ten (10) Business Days after the date on which said party receives Buyer’s written notice of default, then Buyer may, either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may in its sole discretion elect to (i) terminate this Agreement, whereupon Title Company shall return the Deposit to Buyer and Seller Parties shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the transaction contemplated hereby, including without limitation Buyer’s reasonable attorneys’ fees and expenses (which obligations shall survive such termination), which return and payment shall operate to terminate this Agreement and release Seller Parties, Tenant, Guarantor and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof, (ii) enforce specific performance of Seller Parties’, Tenant’s and Guarantor’s obligations hereunder, or (iii) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days to permit Seller Parties, Tenant and Guarantor to remedy any such default, and if such extension is given and the default continues, Buyer shall continue to have all rights and remedies stated herein, at law or in equity. Notwithstanding the foregoing, in the event of a willful or intentional default of Seller Parties, Tenant and/or Guarantor hereunder, Buyer shall, in addition to the foregoing remedies, be permitted to pursue any and all rights and remedies available to Buyer at law or in equity. Buyer may exercise the foregoing remedies with respect to all of the Properties or anyone of the Properties.
Section 10.    Closing. The Closing shall consist of the execution and delivery of documents by Seller Parties, Tenant, Guarantor and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. It is expected that the parties will not attend Closing and instead will utilize an escrow with Title Company. Seller shall prepare and deliver to Buyer no later than three (3) Business Days prior to the Closing Date a statement which shall set forth an estimate of all costs payable, and the pro-rations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section. If the pro-rations and credits made under the Closing statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date or, if later, the close of an applicable real estate tax cycle which determines the amount of real estate taxes applicable to this pro-ration, and if a party fails to request an adjustment to the Closing statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing statement that such party desires to adjust and the reasons for such adjustment), then the pro-rations and credits set forth in the Closing statement shall be binding and conclusive against such party.

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(a)    Seller Parties, Tenant and Guarantor Deliverables: Seller Parties, Tenant and Guarantor (as applicable) shall deliver to Title Company at least two (2) Business Days prior to the Closing Date (or on such other date specified below) the following executed documents, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Buyer and, as appropriate, executed by Seller Parties, Tenant and Guarantor (as applicable) and acknowledged or notarized:
(1)    One (1) original of a special warranty deed conveying each parcel of the Real Property to Buyer, subject only to the Permitted Exceptions. Seller Parties and Buyer agree that the deed for each Property (and/or the valuation certificates filed in connection therewith) may contain a statement noting that the subject Property is part of a multi-state transaction.;
(2)    if the legal description of the Land set forth on the survey obtained by Buyer (the “Survey Description”) differs from the legal description of the Land set forth on the deed by which Seller acquired title, one (1) original of a quit claim deed conveying the Real Property to Buyer utilizing the Survey Description;
(3)    two (2) originals of the Master Lease, together with the letter of credit, security deposit, and other documents or security reasonably required thereby, including, without limitation, the guaranty of the Master Lease executed by Guarantor in the form attached to Master Lease;
(4)    two (2) originals of a subordination of any Management Agreement, as such term is defined in the Master Lease;
(5)    three (3) originals of an inter-creditor and subordination agreement by and among the applicable Buyer, Tenant and Tenant’s lenders (the “Inter-creditor Agreement”) as required by the Master Lease, in form and substance acceptable to Buyer, Seller and Seller’s lenders;
(6)    one (1) original termination of each of the existing leases between Seller and the Current Operators in effect as of the Effective Date, if any;
(7)    two (2) originals of the Bill of Sale in the form of Exhibit C attached hereto from Seller Parties to Buyer conveying the Tangible Personal Property and Property Diligence Materials;
(8)    two (2) originals of an Assignment of Intangible Property in the form of Exhibit D attached hereto from Seller Parties to Buyer conveying the Tangible Personal Property and the Operator Intangible Property;
(9)    two (2) originals of a Security Agreement in the form of Exhibit E attached hereto, executed by Tenant pursuant to which the Tenant grants to Buyer a security interest in all of the Landlord Lien Collateral, as said term is defined by the Master Lease, subject to the terms of the Inter-creditor Agreement;

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(10)    UCC-1 financing statements, as required by Buyer, to be filed to perfect the lien rights granted in the Security Agreement referred to above;
(11)    two (2) originals of a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(12)    all transfer tax statements, declarations and filings as may be necessary, appropriate or required by local practice for purposes of recordation of the deed;
(13)    an original good standing certificate for Seller, Current Operator, Tenant and Guarantor; and an original resolution of Seller authorizing the sale of the Property to Buyer, of Current Operator authorizing the sale of the Operating Assets to Buyer, of Tenant authorizing the execution and delivery of the Master Lease and related documents, and of any Guarantor authorizing the execution and delivery of the Master Lease guaranty and related documents, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Buyer;
(14)    to the extent not previously delivered to Buyer and if requested in writing by Buyer, but only to the extent within Seller Parties’ possession or reasonable control, originals of the Property Diligence Materials and warranties issued in connection with the construction of the Improvements (it being agreed that in the event such warranties are not assignable to Buyer, Seller Parties shall have such warranties re-issued to Buyer or Tenant, as requested by Buyer); copies of all books and records applicable to the Property which are identified by Buyer by written notice to Seller and reasonably necessary for the orderly transition of operation of the Property;
(15)    an original certificate as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto (the “Code”), certifying the non-foreign status of Seller (or, if Seller is a disregarded entity, the non-foreign status of Seller’s owner that is not a disregarded entity);
(16)    such original affidavits or other instruments as the Title Company shall require in order to issue policies of title insurance (i) free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed prior to Closing, (ii) free from the claim of parties in possession other than the Tenant, and (iii) providing for such other customary matters as Title Company shall request;
(17)    such original documentation from Brokers as may be reasonably required to evidence the satisfaction or waiver, and release, of all liens that Brokers may have in connection with a claim for commissions or other compensation due to the Closing of the transaction contemplated by this Agreement, and in form and substance reasonably acceptable to Title Company and which will permit Title Company to issue its title insurance policy to Buyer without exception for and insuring against such Broker claims;

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(18)    Two (2) original re-certifications by Seller Parties and Tenant of the representations and warranties made by them under this Agreement;
(19)    An original written waiver of rights from each party having a right or option to purchase the Property (or any portion thereof) from Seller;
(20)    a certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is maintaining policies of insurance of the types and in the amounts required by the Master Lease, in the form required by the Master Lease; and
(21)    a Representation Letter in the form attached hereto as Schedule “33-A”; and a signed audit letter in the form attached hereto as Schedule “33-B”;
(22)    such other instruments as are reasonably required by Title Company to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.
Seller Party, Tenant, Guarantor and Buyer shall provide the number of duplicate originals of the documents referenced above as the other party may reasonably request. Additionally, at the request of a party’s counsel, in advance of Closing, attorneys for the parties shall exchange electronic copies of executed closing documents (to be held in trust pending Closing) to enable counsel to confirm that all required closing documents have been executed and delivered.
(b)    Delivery by Buyer.    Buyer shall deliver to Title Company on or before the Closing Date the following executed documents and items, each to be provided separately for each of the Properties being acquired, all in form and substance reasonably satisfactory to Seller and, as appropriate, executed by Buyer and acknowledged or notarized:
(1)    the Purchase Price by wire transfer of immediately available federal funds without offset, setoff or deduction of any kind, subject to any prorations and other adjustments to be made pursuant to the terms hereof, as required by this Agreement;
(2)    two (2) originals of the Master Lease;
(3)    two (2) originals of a settlement statement setting forth the Purchase Price, all pro-rations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;
(4)    an original good standing certificate for Buyer; and an original resolution of Buyer authorizing the purchase of the Property, of Buyer authorizing the purchase of the Operating Assets, together with an incumbency certificate for the officers signing this Agreement and such instruments as may be reasonably required by Seller;
(5)    any documents, instruments, data, records, correspondence, agreements or other items called for under this Agreement which have not previously been delivered by Buyer; and

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(6)    such other instruments as are reasonably required by Title Company to close the escrow and consummate the purchase of the Property in accordance with the terms hereof, provided such instrument does not impose an obligation or liability in excess of that otherwise required by this Agreement.
At Closing, Buyer shall instruct the Title Company to deliver the Deposit to Seller which shall be applied to the Purchase Price, and to deliver the balance of the Purchase Price to Seller.
(c)    Regulatory Approvals. In addition to the obligations required to be performed hereunder by the parties at Closing, each of the parties shall perform such other acts, and shall execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other applications, notices, instruments, documents and other materials as the other may reasonably request (as reasonably determined by the requesting party or its counsel) or that may be required in order to effect the consummation of the transactions contemplated hereby, to lawfully vest title to the Property in Buyer and to allow Tenant to lawfully operate the ongoing business at the Property. The foregoing shall include, without limitation, those actions and items required by all Health Care Regulatory Agencies (defined below) having jurisdiction over the Property, the ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, the reimbursement of health care costs relating thereto, or which grant, issue or regulate any licenses, permits, provider numbers, approvals, qualifications, certifications, and other authorizations granted by any Health Care Regulatory Agency or other governmental authority or Third Party Payor (defined below) relating to or affecting the Property, the establishment, construction, ownership, operation, maintenance, management, use, regulation, development, expansion or construction thereof, the provision of health care services thereon, and/or the reimbursement of healthcare costs relating thereto (collectively, the foregoing being referred to herein as the “Regulatory Approvals”). Each party shall proceed with diligence and in cooperation with the other party to obtain the Regulatory Approvals at the earliest possible opportunity. As used in this paragraph, the term (i) “Health Care Regulatory Agency” shall mean all agencies, boards, authorities, bodies and governmental authorities with jurisdiction over the Regulatory Approvals; and (ii) the term “Third Party Payor” shall mean Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy. This paragraph and the obligations of the parties hereunder shall survive the Closing.
Section 11.    Representations by Seller Parties, Tenant and Guarantor. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller Parties, Tenant and Guarantor make the following representations and warranties to Buyer as of the Effective Date and as of the Closing Date, which shall survive the Closing for a period of one (1) year.
(a)    Each Seller Party, Guarantor and Tenant is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located, except where the failure to be so

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qualified or in good standing would not have a Material Adverse Effect. Each Seller Party, Guarantor and Tenant is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by them, and has all necessary limited liability company and/or corporate, as applicable, power, to execute and deliver this Agreement and all closing documents to be executed by them, and to perform all of their obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by a Seller Party, Guarantor or Tenant, nor the performance of the obligations of a Seller Party, Guarantor or Tenant hereunder or thereunder will result in the violation of any applicable municipal, county, state and federal laws, ordinances, regulations, statutes, administrative rulings or restrictive covenants (“Laws”) or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which a Seller Party, Tenant and/or Guarantor is bound except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. The entire direct and indirect ownership of the Seller Parties, Tenant and Guarantor as of the Effective Date is, and as of Closing shall be, as described on Schedule 2 attached hereto;
(b)    Seller, alone, has, and at Closing hereunder will convey and transfer to Buyer, indefeasible, good and marketable legal and equitable fee simple title to the Property as a single contiguous parcel, free and clear of all mortgages, deeds of trust, liens, claims, judgments, encumbrances, ground rents, leases, tenancies, licenses, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title, except the Permitted Exceptions. Current Operator, alone, has, and at Closing hereunder will convey and transfer to Buyer, good and marketable legal and equitable title to the Operating Assets, free and clear of all liens, claims, judgments, encumbrances, security interests, covenants, conditions, restrictions and any other matters affecting title except the Permitted Exceptions.
(c)    No Seller Party or Tenant has received any written notice of any threatened, current or pending litigation, action, proceeding (including municipal, health, administrative, or condemnation proceedings), tax appeals (or other similar proceedings challenging or seeking to reduce the assessed valuation of the Real Property) or environmental investigations relating to the Property or the Operating Assets against Seller Party, Tenant, the Property or in connection with the business operated at the Real Property, which if determined adversely to Seller Party and/or Tenant would result in a Material Adverse Effect. Notwithstanding any provision in this Agreement to the contrary, the disclosure of current or pending litigation relating to the Property or Operating Assets shall in no way release Seller Parties or Tenant from responsibility for any such claims, and Buyer shall in no way be deemed to have assumed responsibility for any such claims, either by virtue of receipt of such notice or the occurrence of the Closing.
(d)    Permanent certificates of occupancy and all other licenses, permits, authorizations, consents, approvals and other grants of authority required by all governmental or quasi-governmental authorities having jurisdiction, including but not limited to Regulatory Approvals by all applicable Health Care Regulatory Agency and Third Party Payor, and the requisite certificates of the local board of fire underwriters (or other body exercising similar

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functions), if any, have been, or as of Closing will have been, issued for the Improvements which are a part of the Property, and for the full functioning and operation of the Property and the operation of a skilled nursing facility and assisted living facility, as applicable, thereon, have been paid for in full, and are, and as of Closing will be, in full force and effect, except where the failure to obtain such permits, authorizations, consents, approvals and other grants would not have a Material Adverse Effect. Notwithstanding the foregoing, Tenant shall be fully responsible to obtain and maintain all such permits, authorizations, consents, approvals and other grants as required under the Master Lease, and Buyer shall in no way be deemed to have assumed responsibility for any that are not in effect as of Closing, by virtue of the occurrence of the Closing. Without limiting the generality of the foregoing,
(i)    Each facility operated on the Property (a “Facility”) is duly licensed as required under applicable laws, except where the failure to obtain such license would not have a Material Adverse Effect. The licensed bed capacity (by type of licensed use) of each Facility is as set forth on Schedule 1. No application has been filed to reduce the number of licensed or certified beds of such Facility, to move or transfer the right to any and all of the licensed or certified beds of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of approved beds, and, to Seller Parties’ knowledge, there are no proceedings or actions pending to reduce the number of licensed or certified beds of such Facility.
(ii)    Tenant, each Current Operator and the operation of each Facility are, and as of Closing, Tenant, each Current Operator and the operation of each Facility will be, in material compliance with all applicable laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other governmental authorities having jurisdiction over the operation of such Facility, including, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility; (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements; (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility, except where the failure to be in compliance would not have a Material Adverse Effect. Notwithstanding the foregoing, Tenant shall be fully responsible to comply with the foregoing as required by the Master Lease, including with respect to any non-compliance as of Closing that does not have a Material Adverse Effect, and Buyer shall in no way be deemed to have assumed responsibility for same by virtue of the occurrence of the Closing.

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(iii)    Each Current Operator is, and as of Closing each Current Operator and Tenant will be, in substantial compliance with the requirements for participation in the Medicare and Medicaid Programs with respect to each Facility that currently participates in such programs, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect, except where the failure to be in compliance would not have a Material Adverse Effect. Notwithstanding the foregoing, Tenant shall be fully responsible to comply with the foregoing as required by the Master Lease, including with respect to any non-compliance as of Closing that does not have a Material Adverse Effect, and Buyer shall in no way be deemed to have assumed responsibility for same by virtue of the occurrence of the Closing. The Facilities did not have any deficiencies at level G or above on its most recent survey (standard or complaint). Neither the Facilities nor any other health care facility owned or operated by Tenant, a Current Operator or, except has been disclosed in writing to Seller Parties, their respective affiliates has been the subject of a “double G” or “immediate jeopardy” determination for the last three years.
(iv)    The average cumulative census per patient/resident days for all of the Facilities during the six (6) month period preceding Effective Date, calculated in the aggregate based upon a possible total of 660,285 annual patient days (which total is calculated by multiplying (i) the number of 1,809 licensed beds currently in operation by (ii) 365 days) is not less than seventy-four percent (74%) (the “Current Census”).
(e)    None of the Contracts will be binding upon Buyer after the Closing unless expressly assumed in writing by Buyer;
(f)    Except for defaults cured on or before the date hereof, neither Seller Party nor Tenant has received any written notice of default under the terms of any of the Contracts expressly assumed in writing by Buyer;
(g)    Except for violations cured or remedied on or before the date hereof, neither Seller Party nor Tenant has received any written notice from (or delivered any notice to) any governmental authority, including, but not limited to, a Health Care Regulatory Agency and Third Party Payor, regarding any material violation of any Laws applicable to the Property and operation of the Property and the operation of a skilled nursing facility or assisted living facility thereon, and Seller Party has no knowledge of any such violations. Prior to Closing, Seller Party and Tenant shall cure any material violation or notice of which they or Buyer receives written notice from any of the foregoing governmental, quasi-governmental or nongovernmental authorities;
(h)    No written or oral notice has been given to Seller Parties or Tenant by any holder of any mortgage or deed of trust on the Property, by any insurance company which has issued a policy with respect to any of the Property, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property;

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(i)    The Tangible Personal Property and Intangible Personal Property are free and clear of liens, security interests and other encumbrances arising by, through or under Seller Parties or Tenant, except for the Permitted Exceptions and those securing (i) a loan that shall be paid in full by Seller Parties at or prior to Closing, or (ii) a loan made to Tenant effective as of Closing that will be subject to the Inter-creditor Agreement;
(j)    To Seller Party’ knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no material leak or material defect in any roof located upon the Property. Notwithstanding the foregoing, Tenant shall in no way be released from responsibility for any claims or obligations regarding the aforesaid as required under the Master Lease, and Buyer shall in no way be deemed to have assumed responsibility for any such claims or obligations, by virtue of the occurrence of the Closing.
(k)    Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller Parties have not entered into any written agreements for the purchase or sale of the Property or the Operating Assets, or any interest therein which remain in effect.
(l)    To Seller Parties’ and Tenant’s knowledge, the Property and each facility operated thereon are now and has at all times been in compliance with all Laws, except where the failure to be in compliance would not have a Material Adverse Effect. Seller Parties have not received any written notice that the Property, Seller Parties’ or Tenant’s use and occupancy or the operation of the facility thereon violates or will violate any Laws, except where such violation would not have a Material Adverse Effect. To Seller Parties’ knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants, except where the failure to be in compliance would not have a Material Adverse Effect. Notwithstanding the foregoing, Tenant shall in no way be released from responsibility for any claims or obligations regarding the aforesaid as required under the Master Lease, and Buyer shall in no way be deemed to have assumed responsibility for any such claims or obligations, by virtue of the occurrence of the Closing.
(m)    Seller Party is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required by FIRPTA to withhold from the Purchase Price any withholding tax;
(n)    There are no employees of a Seller Party engaged in the operation or maintenance of the Property, other than those who will continue as employees of Tenant from and after Closing;

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(o)    No Seller Party has initiated or participated in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property; and
(p)    The Property and Seller Parties are, and at all times have been, in compliance with all Environmental Laws, and Seller Parties have no basis to expect, nor have they received from any person, entity or governmental authority any communication or notice regarding any violation of, or liability under any law, rule, legal requirement or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, “Environmental Laws”), except to the extent non-compliance would not result in a Material Adverse Effect. To Seller’s knowledge, there are no Hazardous Substances at, in or under the Property or at any adjoining property, or incorporated into any structure on the Property. All material permits and other authorizations required for the Property or Seller Party’s use thereof have been obtained, and neither the Seller Party nor the Property are or have been in violation thereof, except to the extent such violation would not result in a Material Adverse Effect. Other than as set forth in the Property Diligence Materials, no underground storage tanks are or were present on the Property. Except as would not have a Material Adverse Effect, neither Seller Party nor the Property have incurred any liability under any Environmental Law. Seller has delivered to Purchaser true and complete copies and results of any material documents, reports or tests possessed or initiated by a Seller Party pertaining to (i) Hazardous Substances on, in or under the Property; (ii) compliance by Seller Party and the Property with any Environmental Laws; or (iii) any liability by Seller Party or the Property under any Environmental Laws, and there are no material misstatements or omissions in such documents. As used in this Agreement, the term “Hazardous Substances” shall mean any substance or material which is listed, defined or deemed to be a waste, contaminant or pollutant, or substance or material potentially harmful, hazardous or toxic to human health or safety or the environment pursuant to any Environmental Laws, including but without limitation, mold, petroleum, petroleum based product and any petroleum constituent. Notwithstanding the foregoing, the terms of this Section shall not limit the obligations or liabilities of Tenant arising under the Master Lease with respect to the Hazardous Substances and Environmental Laws, and Buyer shall in no way be deemed to have assumed responsibility for any such obligations or liabilities.
(q)    No consent, approval or other action of, or filing on registration with, any governmental agency, commission or office is required on Seller Party’s, Tenant’s or Guarantor’s behalf with respect to the transaction contemplated herein, except where the failure to get such consent, approval or other filing would not have a Material Adverse Effect.
(r)    No litigation or proceeding before any commission, agency or other administrative authority is pending or to Seller Parties’ knowledge, threatened against or affecting the Property or the use of the Property or arising out of or by virtue of the ownership or use of the Property. No pending or to Seller Parties’ knowledge, threatened judicial, municipal, health or administrative proceeding exists which affects the Property or the use of the Property, or in which Seller Party or Tenant is or may be a party by reason of the ownership or use of all or any part of the Property.

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(s)    No Seller Party has received any written notices of any outstanding, cited or proposed material deficiencies, sanctions or work orders of any authority related to the Property and the operation of the Property.
(t)    To Seller Party’s knowledge, all water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Land, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and (3) are adequate to service the Real Property for the proper operation of the Facility.
(u)    No work has been performed or is in progress at, and no materials have been furnished to, the Real Property which, though not presently the subject of, might give rise to, mechanics’, material suppliers’, or other liens against the same or any portion thereof. If any lien for such work is filed before or after Closing hereunder, Seller Parties and Tenant shall promptly discharge the same at its cost.
(v)    All books, records, maintenance and service records, rent rolls, bills, invoices and related documentation furnished or made available (or to be made available) by Seller Parties and Tenant to Buyer are (or when presented, will be) complete, true and correct and fairly present the financial condition, assets and liabilities relating to the Property and the results of operations for such periods, have been prepared in accordance with federal income tax accounting principles consistently maintained since the beginning of the periods covered thereby. There has been no event having a Material Adverse Effect with respect to the operation of the Property since the effective date of the foregoing financial statements.
(w)    Buyer hereby acknowledges that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, agrees that the Property will be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever, except for those expressly stated in this Agreement or in documents executed and delivered by Seller Parties at Closing. Notwithstanding the foregoing, Seller Parties shall promptly notify Buyer of any material change in any condition with respect to the Property and Operating Assets or of any event or circumstance which makes any representation or warranty of a Seller Party, Tenant or Guarantor to Buyer under this Agreement untrue or misleading, or any covenant of Buyer under this Agreement incapable or less likely of being performed, it being understood that Seller Parties’, Tenant’s and Guarantor’s obligation to provide notice to Buyer under this Section shall in no way relieve them of any liability for a breach by them of any of its representations, warranties or covenants under this Agreement.
(x)    All information given by Seller Parties and Tenant to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true, complete and accurate in every material respect as of the Effective Date and, at the Closing, the foregoing representations and warranties of Seller Parties, Tenant and Guarantor shall be remade as of the

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Closing Date. Seller Parties, Tenant and Guarantor have no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller Parties, Tenant and Guarantor shall promptly inform Buyer in writing if there occurs any (i) change having a Material Adverse Effect with respect to the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.
(y)    There are no commercial tenants leasing or otherwise occupying any portion of the Property.
(z)    This Agreement and all closing documents to be executed by Seller have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Seller and to Seller’s knowledge, are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms.
(aa)    There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller 's knowledge, threatened against or by Seller or any affiliate of Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(bb)    Except for the representations and warranties contained in this Agreement (including the related portions of any Schedules), neither Seller, Tenant nor Guarantor has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, Tenant and/or Guarantor, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller’s business and the Property and Operating Assets furnished or made available to Buyer (including any information, documents or material delivered to Buyer and/or made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Seller’s business, or any representation or warranty arising from statute or otherwise in law.
Section 12.    Buyer’s Representations. For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Buyer makes the following representations and warranties to Seller Parties as of the Effective Date and as of the Closing Date.
(a)    Buyer is duly organized, validly existing and in good standing under the laws of its state of organization, and (if different than the state of organization) the State in which the Property is located except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Buyer is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by them, and has all necessary limited liability company and/or corporate, as applicable, power, to execute and deliver this Agreement and all closing documents to be executed by them, and to perform all of their obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer,

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nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any applicable Laws or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.
(b)    This Agreement and all closing documents to be executed by Buyer have been (or as of Closing will have been) duly authorized by all requisite corporate or other required action on the part of Buyer and to Buyer’s knowledge, are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.
(c)    Buyer has sufficient cash on hand or other sources of available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
(d)    There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(e)    Buyer has conducted, or as of Closing, will have had the opportunity to conduct its own independent investigation, review and analysis of the Seller’s business and the Property and/or Operating Assets. Buyer acknowledges and agrees that: (a) in making its decision to consummate the transactions contemplated hereby, Buyer will have relied solely upon its own investigation and the investigation conducted on its behalf and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Schedules); and (b) neither Seller nor any other person has made any representation or warranty as to Seller, the Seller’s business, the Property, Operating Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Schedules).
Section 13.    Conditions to Buyer’s Obligations. All of Buyer’s obligations hereunder (including, without limitation, Buyer’s obligation to pay the Purchase Price, to accept title to the Property and Operating Assets and to consummate the Closing) are expressly conditioned on the satisfaction at or before the time of Closing of the following conditions precedent being fully satisfied as of the Closing (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):
(a)    At Closing, Seller shall deliver possession of the Property to Buyer free and clear of all tenancies and other occupancies, subject to the Permitted Exceptions, except for the the Master Lease and the rights of residents and patients pursuant to admission or residency agreements assigned by Current Operator to Tenant in connection with the Operations Transfer;
(b)    Seller Parties, Tenant and Guarantor shall have timely delivered the items set forth in Section 10 above that they are obligated to deliver;

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(c)    Buyer shall have received from Title Company or any other Title Company approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof, subject only to the Permitted Exceptions;
(d)    The Real Property shall have a valid, permanent and unconditional certificate of occupancy (or the equivalent thereof) for the use and occupancy of the Property by Tenant (to the extent required by applicable law) which shall not contain any contingencies or require any additional work to be completed, and Buyer shall have received a copy of such certificate;
(e)    Tenant shall be in possession of the premises demised under the Master Lease and open for business to the public;
(f)    Between the date hereof and the Closing Date, there shall have been no event having a Material Adverse Effect with respect to the Property, the business operated thereon or the Operating Assets;
(g)    The municipality in which the Property is located or any other relevant governmental authority issues all certificates, permits and inspection and other approvals that may be required as a condition to the transfer of the Property to Buyer and to continue to operate the Property;
(h)    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate as to each restrictive covenant, declaration and/or reciprocal easement agreement of record, which estoppel certificate shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Title Report/Commitment received by Buyer; (iii) confirm that there are no defaults by the Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by the Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; and (vi) be dated no earlier than thirty (30) days prior to Closing;
(i)    The representations and warranties of Seller Parties, Tenant and Guarantor contained in this Agreement shall have been true when made and shall be true at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller Parties and Tenant shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller Parties and Tenant prior to or at the Closing;
(j)    All Regulatory Approvals shall have been issued and obtained;

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(k)    Seller shall have timely delivered the Representation Letter and the Audit Letter required by Section 33, and Buyer is reasonably satisfied with the results of said audit;
(l)    [Buyer shall have received evidence reasonably satisfactory to it demonstrating that the average cumulative census per patient/resident days for all of the Facilities during the six (6) month period preceding Closing, calculated in the aggregate based upon a possible total of 660,285 annual patient days (which total is calculated by multiplying (i) the number of 1,809 licensed beds currently in operation by (ii) 365 days) is not less than seventy percent (70%), as compared to the Current Census (defined in Section 11(d)(iv));]
(m)    Buyer shall have received evidence reasonably satisfactory to Buyer that the annualized Facility EBITDAR (as said term is defined in the Master Lease attached as an exhibit to this Agreement, and which definition imputes a five percent (5%) management fee, among other assumptions) for all Facilities (computed in the aggregate on a trailing basis for the six (6) month period preceding Closing) is not less than $10,700,000.00;
(n)    Buyer shall have received evidence reasonably satisfactory to Buyer that the average cumulative revenue for all Facilities (computed on a trailing basis for the six (6) month period preceding Closing) deriving from Medicaid does not exceed seventy percent (70%);
(o)    All documents required to complete the Operations Transfer have been executed and unconditionally delivered (subject only to completion of the Closing), and all actions required to complete the Operations Transfer have been unconditionally performed (subject only to completion of the Closing), including Tenant’s receipt of the Regulatory Approvals required for it to operate the Facilities as operated by Current Operators as of the Effective Date; and
(p)    Buyer shall have received the clearance certificates required by Section 17 of this Agreement.
If any of the foregoing conditions precedent have not been satisfied as of Closing, Buyer may, in its sole and absolute discretion, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof with no deduction from or adjustment of the Purchase Price except for (a) other than the adjustment equal to the amount required to satisfy and discharge of record at or before Closing of any and all liens, judgments or other encumbrances which can be removed by the payment of a fixed and ascertainable amount together with interest and penalties thereon, if any, and together with any additional title insurance costs or premiums imposed by Title Company by reason thereof, and (b) the reasonable cost of curing any failed condition precedent to the extent reducible to a liquidated sum; (ii) suspend the Closing Date on one or more occasions for a period of time as Buyer shall reasonably determine in order to allow for all of the foregoing conditions precedent to be satisfied, during which period Seller, Current Operator and Buyer shall work cooperatively and with reasonable diligence to satisfy all of said conditions, or (iii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Deposit shall be refunded to Buyer and, if the termination is the result of the failure of a

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condition in Section 13(a), (b), (e), (i), (j), (k), (l), (m), (n), (o) and/or (p), above, Seller shall reimburse Buyer for all reasonable and documented costs and expenses incurred by Buyer in connection with the negotiation and performance of this Agreement and the proposed acquisition of the Property and the Operating Assets, including without limitation Buyer’s due diligence investigations of the Property and Operating Assets, title insurance company charges, survey charges, third-party diligence reports, attorneys’ fees and other out-of-pocket costs, all obligations, liabilities, and rights of the parties under this Agreement shall terminate.
Section 14.    Conditions to Seller Parties’ Obligations. Seller’s obligation to deliver title to the Property and Current Operator’s obligation to deliver title to the Operating Assets shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:
(a)    Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;
(b)    Buyer shall deliver to Seller and Current Operator (as applicable) on or before the Closing the items set forth in Section 10(b) above that Buyer is obligated to deliver; and
(c)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
Section 15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be delivered to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith, only by one of the following means: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) deposited with a nationally recognized overnight courier for next Business Day delivery, or (iv) by electronic mail. Notices shall be deemed delivered and received (A) on the date of delivery if delivered in person, (B) upon receipt if deposited by United States mail, registered or certified as provided above, (C) on the date of deposit with a nationally recognized overnight courier as provided above and (D) upon transmission of the electronic mail, provided that a copy of said notice also is sent via one of the means listed in subclauses (i) through (iii) of this Section. Notices may be given on a party’s behalf by its attorney.
Section 16.    Seller Party Covenants. Seller Parties agree that, with respect to each of the Properties they: (a) from the date hereof until the Closing, shall continue to operate and manage each Property in a prudent and businesslike manner and in the same manner in which Seller Parties have previously operated and managed the Property, and in doing so, Seller Parties shall not take any action, or fail to take any action which would cause the Property to be

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operated, managed and maintained (1) in violation or continued violation of any Laws, except where such violation would not have a Material Adverse Effect, (2) in a manner the result of which would have a Material Adverse Effect on the Property or Buyer’s ability to lease to a tenant to continue the operation thereof after the Closing in substantially the same manner as now conducted, or (3) which would cause any of the representations and warranties of Seller Parties contained in this Agreement to be incorrect, incomplete or misleading in any material respect as of the Closing; (b) shall use commercially reasonable efforts to make all necessary repairs and replacements required to keep the Property in good repair and working order and in substantially the same condition as the date hereof; (c) shall maintain in full force and effect all insurance policies in place with respect to the Property as of the Effective Date; (d) shall not, without Buyer’s prior written consent: (i) amend the current leases of the Property in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the current leases of the Property or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the current leases of the Property nor release any guarantor of or security for any of the current leases of the Property; and/or (iv) cause, permit or consent to an alteration of the Real Property (unless such consent is non-discretionary); and (e) shall timely perform all obligations under the current leases of the Property and the Contracts, under all governmental approvals, and under all other agreements relating to the Property; and (f) shall comply with all Laws affecting the Property, except where such noncompliance would not have a Material Adverse Effect, and duly and timely file all material tax reports required to be filed by them and promptly pay when due all federal, state and local taxes and assessments, charges, fees, interest and penalties levied on them or the Property. Seller Parties shall promptly inform Buyer in writing of any event having a Material Adverse Effect with respect to the ownership, use, occupancy or maintenance of the Property, whether insured or not. Notwithstanding the foregoing, Tenant shall be fully responsible to comply with the foregoing as required by the Master Lease, including with respect to any violation or non-compliance referred to above that exists as of Closing, whether or not such violation or non-compliance has Material Adverse Effect, and Buyer shall in no way be deemed to have assumed responsibility for same by virtue of the occurrence of the Closing.
Section 17.    Bulk Transfer Tax Clearance. The parties acknowledge that the laws of the state in which the Property is located may require that, as a result of the sale of the Property to Purchaser, certain governmental agencies or authorities be notified in advance of the Closing Date, of the proposed assignment and transfer of the Property by Seller to Purchaser, and further may require that Seller (and in certain circumstances, Seller’s direct or indirect owners) obtain and/or deliver to Purchaser a clearance certificate evidencing the payment by Seller of certain taxes and assessments. Seller will timely give such applicable notices (if any) to such governmental agencies or authorities, in advance of Closing, as required under such laws, and shall use its commercially reasonable best efforts to promptly obtain and deliver to Purchaser such applicable clearance certificates, if any, by the Closing Date. The parties further acknowledge that, as a result of procedures for the administration of applications for such clearance certificate, it may be necessary for a portion of the Purchase Price to be paid to a Department of Revenue of the State in which the Property is located, which Seller hereby agrees to do or, at Purchaser’s election, the Title Company will hold or pay same to said Department. Seller also shall promptly request and upon receipt (but at least three (3) Business Days before

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the Closing Date) deliver to Purchaser a Tax Lien Certificate, issued by the Department of Revenue of the State in which the Property is located evidencing that no liens or claims for unpaid taxes have been assessed against Seller or the Property, and that all requirements of said office have been satisfied. Seller agrees to act in good faith and with reasonable diligence to apply for, obtain and (upon receipt) deliver to Purchaser (with copies to the Title Company) all statutorily required clearance certificates at or before the Closing Date, and the receipt thereof is a condition precedent to Purchaser’s obligation to complete the Closing.
Section 18.    Computation of Time; Performance on Business Days. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday. The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business. All references to a period of days herein shall be deemed to refer to calendar days unless the term “Business Day” is used.
Section 19.    Entire Agreement; Modification. This Agreement constitutes the sole and entire agreement among the parties hereto with respect to the subject matter hereof and no modification of this Agreement shall be binding unless in writing and signed by Seller Party, Tenant, Guarantor and Buyer. No signature of Title Company shall be required to amend this Agreement except for an amendment modifying the terms of Section 8 of this Agreement. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof. Any rule of construction which provides that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the other transaction documents contemplated hereby, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
Section 20.    Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law
Section 21.    Applicable Law. This Agreement shall be construed under the laws of the State of Illinois, without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction). ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF

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ILLINOIS IN EACH CASE LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 22.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker). The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.
Section 23.    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.    If this Agreement relates to more than one Property, Buyer may assign this Agreement in part with respect to individual Properties to facilitate the acquisition of each Property by a separate entity formed and wholly owned by Buyer with respect to each Property.
Section 24.    Attorneys’ Fees. In any action between Buyer, Seller Party, Tenant, Guarantor as a result of a party’s failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees, expenses and court costs incurred in such action.
Section 25.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted electronically shall be legally valid and enforceable for all purposes; provided, however, any party shall deliver an original signature on this Agreement to the other party upon request.

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Section 26.    Anti-Terrorism; OFAC. Neither Buyer, Seller Party, Tenant, Guarantor nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).
Section 27.    Buyer’s Disclosures. Seller Party, Tenant and Guarantor acknowledge that Buyer is, and/or may assign this Agreement to one or more subsidiaries of, an entity that is a Real Estate Investment Trust and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.
Section 28.    No Third Party Beneficiaries. BUYER, SELLER PARTY, TENANT AND GUARANTOR HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, THERE ARE NO THIRD PARTY BENEFICIARIES TO THIS AGREEMENT, AND, ACCORDINGLY, NO THIRD PARTY (INCLUDING, WITHOUT LIMITATION, ANY BROKER) SHALL HAVE THE RIGHT TO ENFORCE THIS AGREEMENT FOR THE BENEFIT OF SUCH THIRD PARTY OR AGAINST THE INTERESTS OF BUYER, SELLER PARTY OR CURRENT OPERATOR. EITHER OF SELLER OR BUYER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING BROUGHT BY ANY SUCH THIRD PARTY AGAINST SELLER OR BUYER IN CONNECTION WITH THIS AGREEMENT AS CONCLUSIVE EVIDENCE OF THE PARTIES’ INTENTIONS.
Section 29.    Time of Performance. Time is of the essence of this Agreement.
Section 30.    Further Assurances. Each party hereto agrees that, from and after the Closing, upon the reasonable request of the other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost or liability to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement, including, but not limited, to the effective consummation of the transactions contemplated under the provisions of this Agreement. The provisions of this Section shall survive Closing.

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Section 31.    Consequential Damages. Neither Seller Party nor Buyer shall be entitled to recover (and in no event shall either party be responsible for) lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement.
Section 32.    Jury Waiver. THE PARTIES HERETO EACH DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY THEM AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OF TERMINATION OF THIS AGREEMENT.
Section 33.    Cooperation with Audit. Seller Parties acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement, and that the assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Buyer. Seller Parties acknowledges that it has been advised that if the Buyer is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller Parties covenant to provide the assignee with the following during the Due Diligence Period and for one (1) year thereafter with respect to Seller Party, each Current Operator and/or (as requested by Buyer) Tenant and any guarantor of the Master Lease: (i) access to bank statements for the Audited Year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoices for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Schedule “33-A” (“Representation Letter”), and (xiii) to the extent necessary, a signed audit letter in the form attached hereto as Schedule “33-B”(“Audit Letter”); provided, however, that any such investigation or inspection shall be conducted during normal business hours upon reasonable advance notice to Seller, and in such a manner as not to interfere with the conduct of the Seller’s business. Notwithstanding anything to the contrary in this

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Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) be reasonably likely to jeopardize any attorney-client or other legally-recognized privilege; or (y) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Seller Party also agrees to deliver a signed Representation Letter and signed Audit Letter to Buyer within five (5) Business Days prior to Closing, and such delivery shall be a condition to Closing. The provisions of this Section shall survive Closing. Seller Party also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be reasonably requested by Buyer.
Section 34.    Seller Guarantor. As an inducement to Buyer to enter into and consummate the transactions contemplated under this Agreement, Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Buyer, and each of its Affiliates and each of their respective officers, directors, employees and Affiliates (collectively, the “Buyer Indemnified Parties”) each and every representation, warranty, covenant, agreement, and obligation of the Seller Parties and the full and timely performance by the Seller Parties, and each of them, of their obligations under this Agreement and the documents executed by each of them in connection herewith (the “Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and Guarantor acknowledges and agrees that, except as otherwise set forth herein, this guarantee is full and unconditional, and no release or extinguishments of the Seller Parties’ obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree under bankruptcy law or otherwise, shall affect the continuing validity and enforceability of this guarantee. Guarantor agrees that performance of the Guaranteed Obligations by Guarantor shall be a primary obligation, and shall not be subject to any counterclaim (other than a compulsory counterclaim), set off, abatement, deferment or defense based upon any claim that Guarantor may have against Buyer. Guarantor agrees that performance of the Guaranteed Obligations by Guarantor shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition other than those set forth in this Agreement, whether or not Guarantor shall have any knowledge thereof, including, without limitation, (i) any voluntary or involuntary bankruptcy, assignment for the benefit of creditors, receivership, or similar events or proceedings with respect to any Seller Party or Guarantor, as applicable, or (ii) any other occurrence, circumstance, happening, or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which otherwise might limit recourse against Seller or Guarantor, to the fullest extent permitted by law. Guarantor hereby waives, for the benefit of the Buyer Indemnified Parties, any right to require any Seller Party, as a condition of payment or performance by Guarantor, to proceed against Seller or pursue any other remedies whatsoever (other than Buyer’s obligation to initially seek recovery against the Escrow Amount pursuant to the terms of Section 17.5). For so long as this guarantee remains in effect, Guarantor shall not transfer, lease, assign, sell or convey substantially all of its assets or cease operating its business in the ordinary course without the prior written consent of Buyer unless Guarantor is replaced with another guarantor to Buyer’s satisfaction. Guarantor understands that Buyer is relying on this guarantee in entering into this Agreement. The terms of this Section shall expressly survive the termination of this Agreement and/or the completion of Closing.

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Section 35.    Confidentiality. Buyer acknowledges that any confidential information provided to it or to its affiliates prior to the Closing by Seller in connection with the transactions contemplated hereby shall be kept confidential by Buyer, and Buyer shall and shall use commercially reasonable efforts to cause its affiliates and their respective directors, officers, employees and advisors to keep confidential all such confidential or proprietary information provided in connection with the transactions contemplated hereby, except as required by applicable Law or administrative or judicial process and except for information that is available to the public on the date of this Agreement, or thereafter becomes available to the public other than as a result of a breach of this Section. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section shall nonetheless continue in full force and effect for a period of two (2) years.
Section 36.    Damages for Breach. In no event shall the aggregate amount of any and all damages incurred by Buyer and any successor or permitted assignee for breach of any and all representations and warranties of Seller Parties, Tenant and/or Guarantor, exceed at any time Seven Million Eight Hundred Fifty Thousand and No/100 Dollars ($7,850,000.00); provided further, that Seller shall not be liable to Buyer for such damage or loss unless the aggregate of all such losses exceeds Seven Hundred Eighty-Five Thousand and No/100 Dollars ($785,000.00) at which point Seller will be liable to Buyer for the entire amount of such losses including the initial $785,000.00; provided, however, Seller’s liability cap hereunder shall not apply to obligations arising (a) as a result of fraud or intentional misrepresentation or (b) any breach of a representation or warranty contained in Sections 11(a), (b), (i), (p) or (q) hereof.
Section 37.    EXHIBITS. The following exhibits are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:
Schedule 1    List of Seller Parties and Properties
Schedule 2    Depiction of Seller Entities, Guarantor and Tenant Ownership
Schedule 33A    Form of Representation Letter
Schedule 33B    Form of Audit Letter
Exhibit A    Legal Description of Land
Exhibit B    Seller Deliverables
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Assignment of Intangible Property
Exhibit E    Form of Security Agreement
Exhibit F    Form of Master Lease

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first set forth above.

SELLERS:
Midwest Health Properties, LLC
Petersen - Farmer City, LLC
Petersen Health Care III, LLC
Petersen Health Care VIII, LLC
Petersen Health Care XI, LLC
Petersen Health Care XIII, LLC
Petersen Health Group, LLC
Petersen Health Care XII, LLC
Robings, LLC
Each an Illinois limited liability company

   For each, by: /s/ Mark B. Petersen
   Name: Mark B. Petersen
   Title: Manager

Petersen Health Care II, Inc.

   By: /s/ Mark B. Petersen
   Name: Mark B. Petersen
   Title: President

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first set forth above.

CURRENT OPERATORS:
Midwest Health Operations, LLC
Petersen Health & Wellness, LLC
Petersen Health Business, LLC
Petersen Health Care - Farmer City, LLC
Petersen Health Care VII, LLC
Petersen Health Group, LLC
Petersen Health Quality, LLC
Each an Illinois limited liability company

   For each, by: /s/ Mark B. Petersen
   Name: Mark B. Petersen
   Title: Manager

Petersen Health Care II, Inc.

   By: /s/ Mark B. Petersen
   Name: Mark B. Petersen
   Title: President

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first set forth above.

GUARANTOR: /s/ Mark B. Petersen Name: Mark B. Petersen

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first set forth above.

BUYER: GAHC4 Songbird SNF Portfolio, LLC, a Delaware limited liability company By: /s/ Jeffrey T. Hanson Name: Jeffrey T. Hanson Title: Authorized Signatory

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THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE COMPANY AND THE DEPOSIT.

TITLE COMPANY:
Chicago Title Insurance Company

By:     /s/ Shannon Bright
Name:    Shannon Bright
Title:     Escrow Officer

SCHEDULE 1

Facility Names and Addresses; Seller; Purchaser; Purchase Price Allocation; Licensed Beds

	Facility	Address	Seller	Current Operator	Allocation of Purchase Price for Closing Costs	Number, Type of Licensed Beds; Operating Beds
1.	Sullivan Rehabilitation & Health Center (“Sullivan”)	11 Hawthorne Lane, Sullivan, IL 61951	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$1,482,863	123 SNF; 95
2.	Swansea Rehabilitation & Health Center (“Swansea”)	1405 North Second Street, Swansea, IL 62226	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$5,921,368	94 SNF; 84
3.	Eastview Terrace (“Eastview”)	100 Eastview Place, Sullivan, IL 61951	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	$5,136,885	63 SNF; 57
4.	Arcola Health Care (“Arcola”)	422 E. Fourth South St., Arcola, IL 61910	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	$4,638,731	50 SNF and 50 ICF; 95
5.	Shelbyville Rehabilitation & Health Center (“Shelbyville”)	2116 S. 3rd Street, Shelbyville, IL 62565	Petersen Health Care III, LLC	Petersen Health & Wellness, LLC	$3,357,456	12 SNF and 69 ICF; 60
6.	Tuscola Health Care Center (“Tuscola”)	1203 Egyptian Trail, Tuscola, IL 61953	Petersen Health Care XIII, LLC	Petersen Health & Wellness, LLC	$4,911,111	73 SNF; 57
7.	Effingham Rehabilitation & Health Center (“Effingham”)	1610 North Lakewood Drive, Effingham, IL 62401	Petersen Health Care VIII, LLC	Petersen Health Care VII, LLC	$2,141,706	62 SNF; 54
8.	Aledo Rehabilitation & Health Center (“Aledo”)	304 S. W. 12th Street, Aledo, IL 61231	Petersen Health Group, LLC	Petersen Health Group, LLC	$1,881,128	80 SNF; 72
9.	Lebanon Care Center (“Lebanon”)	1201 North Alton, Lebanon, IL 62254	Petersen Health Group, LLC	Petersen Health Group, LLC	$2,833,872	90 SNF; 90
10.	Tarkio Rehabilitation & Health Care (“Tarkio”)	300 Cedar Street, Tarkio, MO 64491	Midwest Health Properties, LLC	Midwest Health Operations, LLC	$3,482,174	95 SNF; 54
11.	Robings Manor Nursing Home (“Robings”)	502 N. Main St., Brighton, IL 62012	Robings, LLC	Petersen Health Business, LLC	$3,480,037	32 SNF, 43 ICF and 8 IL; 75
12.	Rosiclare Rehab & Health Care Center	55 Ferrell Rd., Rosiclare, IL 62982	Petersen Health Care XI, LLC	Petersen Health Business, LLC	$3,859,866	62 SNF; 59
13.	Courtyard Estates of Sullivan (“Courtyard”)	20 Courtyard Blvd, Sullivan, IL 61951	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$4,687,594	50 SNF; 50

	Facility	Address	Seller	Current Operator	Allocation of Purchase Price for Closing Costs	Number, Type of Licensed Beds; Operating Beds
14.	Royal Oaks Care Center (“Royal Oaks”)	605 East Church St, Kewanee, IL 61443	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$5,441,634	200 SNF; 186
15.	Twin Lakes Rehab & Health Center (“Twin Lakes”)	310 South Eads Ave, Paris, IL 61944	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$1,564,649	62 SNF; 52
16.	Watseka Health Care (“Watseka”)	715 Raymond Rd, Watseka, IL 60970	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	$3,243,097	123 SNF; 95
17.	Collinsville Rehab & Health Center (“Collinsville”)	614 North Summit Ave, Collinsville, IL 62234	Petersen Health Care XI, LLC	Petersen Health Business, LLC	$3,619,860	98 SNF; 90
18.	Laharpe Davier Health Care (“Laharpe”)	101 North B St, La Harpe, IL 61450	Petersen Health Care XI, LLC	Petersen Health Business, LLC	$536,965	45 SNF; 45
19.	Shangri-La Rehab & Living (“Shangri-La”)	930 NE Duncan Rd, Blue Springs, MO 64014	Petersen Health Care XI, LLC	Petersen Health Business, LLC	$594,969	120 SNF; 101
20.	Westside Health Care (“Westside”)	601 North Columbia St, West Frankfort, IL 62896	Petersen Health Care XI, LLC	Petersen Health Business, LLC	$763,667	96 SNF; 73
21.	Havana Health Care (“Havana”)	609 North Harpham St, Havana, IL 62644	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	$4,433,754	20 SNF and 78 ICF; 82
22.	McLeansboro Rehab & Health Care (“McLeansboro”)	405 W Carpenter St, McLeansboro, IL 62859	Petersen Health Care III, LLC	Petersen Health & Wellness, LLC	$2,712,825	43 SNF; 41
23.	Vandalia Rehab & Health Care (“Vandalia”)	1500 W St Louis Ave, Vandalia, IL 62471	Petersen Health Care XIII, LLC	Petersen Health & Wellness, LLC	$2,756,089	57 SNF and 59 ICF; 89
24.	Farmer City Rehab & Health Center (“Farmer City”)	404 Brookview Dr, Farmer City, IL 61842	Petersen - Farmer City, LLC	Petersen Health Care - Farmer City, LLC	$5,017,703	56 SNF; 53

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SCHEDULE 2
OWNERSHIP OF SELLERS, CURRENT OPERATORS, GUARANTOR AND TENANT

Facility	Seller	Current Operator	Current Operator Ownership
Aledo	Petersen Health Group, LLC	Petersen Health Group, LLC	99% MBP, 1% MBP, Partner, LLC
Arcola	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	99% MBP, 1% MBP, Partner, LLC
Collinsville	Petersen Health Care XI, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
CYE Sullivan	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP
Eastview	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	99% MBP, 1% MBP, Partner, LLC
Effingham	Petersen Health Care VIII, LLC	Petersen Health Care VII, LLC	100% MBP
Farmer	Petersen - Farmer City, LLC	Petersen Health Care - Farmer City, LLC	100% MBP
Havana	Petersen Health Care XII, LLC	Petersen Health Quality, LLC	99% MBP, 1% MBP, Partner, LLC
Laharpe	Petersen Health Care XI, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
Lebanon	Petersen Health Group, LLC	Petersen Health Group, LLC	99% MBP, 1% MBP, Partner, LLC
Mcleansboro	Petersen Health Care III, LLC	Petersen Health & Wellness, LLC	99% MBP, 1% MBP, Partner, LLC
Robings	Robings, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
Rosiclare	Petersen Health Care XI, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
Royal	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP
Shangri La	Petersen Health Care XI, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
Shelbyville	Petersen Health Care III, LLC	Petersen Health & Wellness, LLC	99% MBP, 1% MBP, Partner, LLC
Sullivan	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP
Swansea	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP

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Tarkio	Midwest Health Properties, LLC	Midwest Health Operations, LLC	100% MBP
Tuscola	Petersen Health Care XIII, LLC	Petersen Health & Wellness, LLC	99% MBP, 1% MBP, Partner, LLC
Twin	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP
Vandalia	Petersen Health Care XIII, LLC	Petersen Health & Wellness, LLC	99% MBP, 1% MBP, Partner, LLC
Watseka	Petersen Health Care II, Inc.	Petersen Health Care II, Inc.	100% MBP
Westside	Petersen Health Care XI, LLC	Petersen Health Business, LLC	99% MBP, 1% MBP, Partner, LLC
“MBP” means Mark B. Petersen. MBP Partner, LLC is an Illinois limited liability company.
MBP directly owns 100% of each Seller. MBP owns 100% of MBP Partner, LLC.
Tenant is a newly formed Illinois limited liability company owned 99% by MBP and 1% by MBP Partner, LLC

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